EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:        Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FOURTH QUARTER RESULTS

GREENVILLE, S.C. (April 29, 2010) - World Acceptance Corporation (NASDAQ: WRLD) today reported record results for its fourth fiscal quarter and fiscal year ended March 31, 2010.  Fourth quarter 2010 diluted earnings per share rose 8.6% to $1.76, gross loan balances increased 14.8% to $770.3 million and revenues were up 9.8% to $123.9 million in each case as compared with the fourth quarter of fiscal 2009.

Net income for the fourth quarter of fiscal 2010 rose 12.6% to $29.7 million compared with $26.3 million for the same quarter of the prior year.  Net income per diluted share increased 8.6% from $1.62 in the prior year quarter to $1.76 in the fourth quarter of fiscal 2010.  Net income for fiscal 2009 was revised to $26.3 million, or $1.62 per share, in the fourth quarter from $28.0 million, or $1.72 per share, due to a change in an accounting principle for the Company’s convertible notes.

The fiscal 2009 results included an after-tax gain of $1.5 million, or $0.09 per diluted share, in the fourth quarter arising from the Company’s repurchase of $10.0 million face value of its 3% convertible subordinated debt.  During the fourth quarter 2010, the Company repurchased $7.0 million face value of convertible subordinated debt at an after-tax loss of $145,000, or $0.01 per diluted share.

Total revenues increased to $123.9 million in the fourth quarter of fiscal 2010, a 9.8% increase over the $112.8 million reported in the fourth quarter ended March 31, 2009.  Gross loans outstanding increased to $770.3 million, or 14.8%, at March 31, 2010, compared with $671.2 million at March 31, 2009.  The growth in loans was consistent with the Company’s 14.3% increase in loan volume from $417.8 million in the fourth quarter 2009 to $477.4 million in the fourth quarter 2010.

“World Acceptance’s record results for fiscal 2010 benefited from the continued growth in loan volume, reduced loan losses as a percentage of total loans, improvement in expense ratios and lower interest costs,” stated Sandy McLean, Chairman and CEO of the Company.  “During the fourth quarter interest and insurance income increased $12.7 million, or 12.9%, on the 14.2% increase in average loan balances and we believe this solid performance continues to demonstrate that World Acceptance’s business model provides solid results in both strong and weak economic environments.  Diluted EPS growth did not quite keep pace with our loan growth during the quarter due to the non-operating gains we recorded in the fourth quarter last year, but I continue to be pleased with our operating performance in light of continuing economic uncertainties.  In addition to the continuing growth in our loan balances, we also saw continued improvements in charge-offs and asset quality.”

Charge-offs as a percent of average net loans decreased 150 basis points on an annualized basis to 13.6% during the quarter from 15.1% during the prior year quarter.  This decrease was consistent with the reduction in charge-off ratios that the Company experienced during the first three quarters of the fiscal year.

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WRLD Reports Record Fourth Quarter Results

April 29, 2010

Total general and administrative expenses as a percent of total revenues remained consistent at 45.5% during the fourth quarter of the current quarter and the prior year quarter.  The Company also opened 15 net new offices during the fourth quarter of fiscal 2010.

Full Year Results

For the year ended March 31, 2010, net income rose 30.4% to $73.7 million compared with $56.5 million in the prior fiscal year.  Net income per diluted share in fiscal 2010 rose 29.7% to $4.45 compared with fiscal 2009. Net income for fiscal 2009 was revised from $60.7 million, or $3.69 per share, to $56.5 million, or $3.43 per share, due to a change in an accounting principle for the Company’s convertible notes.   The fiscal 2009 results also included an after-tax gain of $2.4 million, or $0.15 per diluted share, arising from the Company’s repurchase of $15.0 million face value of its 3% convertible subordinated debt. During fiscal 2010, the Company repurchased $18.0 million face value of convertible subordinated debt at an after-tax gain of $1.4 million, or $0.08 per diluted share.

Total revenues for fiscal 2010 were $440.6 million, a 12.4% increase over the $392.2 million in fiscal 2009.  Net charge-offs as a percent of average net loans were 15.5% in fiscal 2010 compared with 16.7% during the prior year. Total general and administrative expenses as a percent of revenue decreased from 51.1% in fiscal 2009 to 49.2% in fiscal 2010.

Key return ratios for the fiscal year included a 12.7% return on average assets and a 22.1% return on average equity.

During fiscal 2010, the Company opened 48 offices, acquired one office and merged three offices, leaving a total of 990 offices at March 31, 2010.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 990 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-852-6581, passcode 8853474.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=67805 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Record Fourth Quarter Results

April 29, 2010

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009

Interest & fees	$100,813	$90,170	$375,031	$331,454
Insurance & other	23,077	22,679	65,605	60,698
Total revenues	123,890	112,849	440,636	392,152
Expenses:
Provision for loan losses	15,082	14,822	90,299	85,476
General and administrative expenses
Personnel	38,252	34,458	142,483	130,674
Occupancy & equipment	6,994	6,554	28,469	25,577
Data processing	422	564	1,925	2,307
Advertising	2,951	2,738	12,843	13,067
Intangible amortization	546	611	2,242	2,455
Other	7,222	6,406	29,050	26,136
	56,387	51,331	217,012	200,216
Interest expense	3,398	3,457	13,881	14,886
Total expenses	74,867	69,610	321,192	300,578
Income before taxes	49,023	43,239	119,444	91,574
Income taxes	19,360	16,898	45,783	35,081
Net income	$29,663	$26,341	$73,661	$56,493
Diluted earnings per share	$1.76	$1.62	$4.45	$3.43
Diluted weighted average shares outstanding	16,835	16,293	16,546	16,464

Consolidated Balance Sheets
(unaudited and in thousands)

	March 31,	March 31,
	2010	2009
ASSETS
Cash	$5,445	$6,260
Gross loans receivable	770,265	671,176
Less: Unearned interest & fees	(199,179)	(172,743)
Allowance for loan losses	(42,897)	(38,021)
Loans receivable, net	528,189	460,412
Property and equipment, net	22,986	23,060
Deferred tax benefit	9,860	12,251
Goodwill	5,616	5,581
Intangibles	7,614	8,988
Other assets	11,560	9,542
	$591,270	$526,094

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	170,642	197,041
Income tax payable	12,261	11,413
Accounts payable and accrued expenses	25,419	21,305
Total liabilities	208,322	229,759
Shareholders' equity	382,948	296,335
	591,270	526,094

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WRLD Reports Record Fourth Quarter Results

April 29, 2010

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2010	2009	2010	2009

Expenses as a percent of total revenues:
Provision for loan losses	12.2%	13.1%	20.5%	21.8%
General and administrative expenses	45.5%	45.5%	49.2%	51.1%
Interest expense	2.7%	3.1%	3.2%	3.8%

Average gross loans receivable	$792,527	$692,429	$750,504	$658,587

Average net loans receivable	$585,569	$512,894	$553,650	$486,776

Loan volume	$477,398	$417,769	$2,261,044	$1,935,200

Net charge-offs as percent of average loans	13.6%	15.1%	15.5%	16.7%

Return on average assets	19.3%	19.3%	12.7%	10.9%

Return on average equity	32.5%	37.3%	22.1%	21.2%

Offices opened (closed) during the period, net	15	21	46	106

Offices open at end of period	990	944	990	944

END